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                                                                    EXHIBIT 99.1


                          SPRINGHILL LAKE INVESTORS, LP
                  C/O AIMCO/ SPRINGHILL LAKE INVESTORS GP, LLC
                         55 Beattie Place, P.O. Box 1089
                        Greenville, South Carolina 29602

                               September 26, 2005

Dear Limited Partner:

         As you may be aware by now, MP Falcon Growth Fund 2, LLC, MPF DeWaay Fund 4, LLC, MPF Income Fund 22, LLC, Sutter Opportunity Fund 3, LLC, Sutter Opportunity Fund 3 Tax Exempt, LLC, MPF-NY, 2005, LLC, MPF DeWaay Fund 3, LLC, MPF Income Fund 23, LLC, and MacKenzie Patterson Fuller, Inc., and/or their assigns (collectively the "MacKenzie Group"), initiated an unsolicited tender offer to buy units of limited partnership interest (the "Units") in Springhill Lake Investors, LP (the "Partnership"). The general partner of the Partnership, AIMCO/Springhill Lake Investors GP, LLC, first became aware of the offer by the MacKenzie Group on September 12, 2005.

         The Partnership, through its general partner, is required to make a recommendation regarding whether you should accept or reject such offer or to state that the Partnership is remaining neutral with respect to such offer. The general partner does not express any opinion, and is remaining neutral, with respect to the MacKenzie Group offer, because the general partner does not have a reliable indicator of the fair value of the Units. The general partner is of the opinion that secondary market sales information is not a reliable measure of value in this instance because of the limited number of reported trades. THEREFORE, THE GENERAL PARTNER IS REMAINING NEUTRAL AND DOES NOT EXPRESS ANY OPINION WITH RESPECT TO THE MACKENZIE GROUP OFFER.

         However, we call your attention to the following considerations:

                  o Since January 1, 2004, the Partnership declared and made the following distributions to the limited partners:

                            DISTRIBUTION AMOUNT
    EFFECTIVE DATE                PER UNIT

     July 1, 2004              $ 7,465.33
    August 1, 2004             $14,646.98
   September 1, 2004           $ 1,756.55
    October 1, 2004            $ 3,015.41
   November 1, 2004            $   951.46
    January 1, 2005            $ 1,419.88
   February 1, 2005            $   974.88
     April 1, 2005             $ 1,273.50

                  o AIMCO Properties, L.P., the owner of approximately 80.53% of the outstanding Units, made a direct purchase of 1 Unit for $92,000 on April 27, 2004, and a direct purchase of .5 Units for $54,000 on September 4, 2002. AIMCO Properties also purchased a 4.9% interest in the general partnership for $5,000,000 on May 5, 2004 and a .1% interest in the general partnership for $1,000 on March 31, 2004.

                  o The Partnership is currently taking steps to obtain approval from local government authorities of a proposed redevelopment of Springhill Lake. If such approval is obtained, the proposed redevelopment is likely to result in additional approved density of the Springhill Lake project. The Partnership has received favorable preliminary indications from the local government authorities regarding the proposed redevelopment but has not received final approval. First, the local government authorities review what is referred to as a "Conceptual Site Plan." After the




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                           submission, review and approval of the conceptual
                           site plan, the next step is submission review and approval of what is referred to as a "Detailed Site Plan." The Greenbelt City Council approved the Partnership's Conceptual Site Plan on July 11, 2005 and the Prince Georges County Planning Board approved the Partnership's Conceptual Site Plan on July 14, 2005. The Partnership expects to receive notification in October from the local government authorities as to whether the Conceptual Site Plan has received final approval. Should the Conceptual Site Plan receive final approval, the Partnership plans to submit a Detailed Site Plan for approval later this year. No assurances can be made regarding whether the necessary approvals will be obtained, whether the Partnership will move forward with the proposed redevelopment if such approvals are obtained, or whether there will be any resulting change in the value of the Units.

                  o The MacKenzie Group's offer price is $45,000 per Unit. The MacKenzie Group states in their offer that they are making this offer in view of making a profit, so the price offered is below the estimate of value as established by the MacKenzie Group.

                  o The MacKenzie Group will not purchase more than 30 Units, approximately 4.6% of the outstanding Units. The Units will be purchased on a first-come, first-buy basis. An investor who tenders all of its Units might not fully dispose of its investment in the Partnership.

                  o The MacKenzie Group's offer states that if you tender your Units pursuant to this offer, you will not have any rights to withdraw them after they are tendered.

                  o The MacKenzie Group's offer requires you to pay a transfer fee of $100 per transaction.

                  o The MacKenzie Group's offer provides that any distributions paid to you by the Partnership after September 6, 2005 will be subtracted from the offer purchase price.

                  o AIMCO Properties, L.P. holds approximately 80.53% of the outstanding Units, and does not intend to tender any of their Units in the MacKenzie Group's offer.

                  o The MacKenzie Group did not indicate what its plans or proposals are regarding future tender offers.

                  o The MacKenzie Group's offer to purchase provides no past sale price information with which to compare their offer price.

         The general partner urges each investor to carefully consider the foregoing information before tendering his or her Units to the MacKenzie Group.

         Each limited partner should make its own decision as to whether or not it should tender or refrain from tendering its Units in an offer in light of its unique circumstances including (i) its investment objectives, (ii) its financial circumstances including the tolerance for risk and need for liquidity, (iii) its views as to the Partnership's prospects and outlook, (iv) its own analysis and review of all publicly available information about the Partnership, (v) other financial opportunities available to it, (vi) its own tax position and tax consequences, and (vii) other factors that the holder of Units may deem relevant to its decision. Under any circumstances, limited partners should be aware that a sale of their interests in the Partnership will have tax consequences that could be adverse.

         TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, WE INFORM YOU THAT ANY U.S. FEDERAL TAX ADVICE CONTAINED IN THIS COMMUNICATION (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE INTERNAL REVENUE CODE. THE ADVICE CONTAINED IN THIS COMMUNICATION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION OR MATTER ADDRESSED BY THE ADVICE. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER'S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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         If you need further information about your options, please contact
Martha Long at AIMCO Properties at (864) 239-1000. You can also contact The Altman Group, Inc., 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071, and its toll free telephone number is (800) 217-9608. The facsimile number of The Altman Group, Inc. is (201) 460-0050.

                                         Sincerely,

                                         AIMCO/Springhill Lake Investors GP, LLC
                                         General Partner